Exhibit 15.1

Letter of Independent Registered Public Accounting Firm

August 27, 2018

The Home Depot, Inc.

Atlanta, Georgia

Re:	Registration Statement on Form S-3 to be filed on August 27, 2018

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 21, 2018 and August 20, 2018, related to our reviews of interim financial information for the periods ended April 29, 2018 and April 30, 2017, and July 29, 2018 and July 30, 2017, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Atlanta, Georgia